Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-294274) on the amended Form S-1 of Dravica Corporation, of our report dated March 10, 2026, relating to the financial statements of Dravica Corporation, for the fiscal year ended October 31, 2025, and the related statements of operations, stockholders’ equity and cash flows for the fiscal year thus ended and the related notes to the financial statement as well as the financial statements for the quarter ended January 31, 2026 and the related statements of operations, stock holders’ equity and cash flows for the period then ended.

/s/ Beckles & Co

West Palm Beach, FL
PCAOB Firm #7116

May 13, 2026